Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement, File Number 333-214601, on Form S-1 of our report dated May 19, 2017 on the consolidated financial statements of Digital Donations Technologies, Inc. as of December 31, 2016 and 2015 and for the years then ended and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ L J Soldinger Associates LLC

Deer Park, Illinois

June 29, 2017